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                                                                  EXHIBIT 10(18)

                [LETTERHEAD OF INTERNATIONAL FINANCE CORPORATION]


OIL, GAS AND MINING DEPARTMENT

PHILIPPE LIETARD
DIRECTOR

                                                                October 19, 1999


Dr. David Robson
Chairman
Ninotsminda Oil Company Limited
P.O. Box 291,
Commerce House, Les Banques
St. Peter Port, Guernsey, GY1 3RR
British Isles

Dear Dr. Robson:

                             Ninotsminda Oil Company

         We refer to the Convertible Loan Agreement between IFC and Ninotsminda Oil Company ("NOC" or the "Company") dated December 17, 1998 (the "Convertible Loan Agreement"), and the other Transaction Documents entered into between IFC, the Company and the other parties thereto as specified therein, for the financing of the Project. Capitalized terms used but not defined herein shall have the same meanings assigned thereto in the Convertible Loan Agreement.

         Further to the Company's disbursement request dated June 14, 1999 and our letter dated June 22, 1999, at your request and after due consideration, IFC has determined that it is prepared to waive Section 6.02 (e) of the Convertible Loan Agreement and agree to an initial Disbursement of up to US$1.5 million to NOC, subject to all other conditions of the Convertible Loan Agreement having been complied with to IFC's satisfaction in accordance with the provisions of the Convertible Loan Agreement, and subject to the following additional conditions:

         1. Instead of providing the Sponsor Loan, the Sponsors shall have invested the amount of US$2,000,000 as a capital contribution to the Company, and shall have received in exchange common shares ranking pari passu and having in all other respects the same rights as the existing shares already held by the NOC shareholders, and the Company shall have certified the fulfilment of these conditions in form and substance satisfactory to IFC.

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         2.   CanArgo shall have granted to IFC a first ranking security interest (by way of a mortgage, deed or other appropriate legal instrument as necessary and in compliance with Georgian law) over one of its drilling rigs at present located in Georgia (the "Additional IFC Security"), providing collateral with a market value at least equal to the proposed Disbursement; and one or more legal opinion(s) from counsel acceptable to IFC addressing the creation, registration and perfection of the Additional IFC Security and such other customary matters in connection with the legality, validity, and enforceability of the security agreement governing the Additional IFC Security shall have been delivered to and found satisfactory by IFC as a condition to the initial Disbursement. As at the date of this letter agreement CanArgo has already provided to IFC (at the sole cost and expense of CanArgo) an independent valuation of the rig to be subject to the Additional IFC Security.


         Furthermore, it is hereby agreed to amend the provisions of Sections
7.02 (x) and 7.02 (y) of the Convertible Loan Agreement so that the sum of the NOC Administration Overhead Charges and the NOC Direct Overhead Charges, referred to in Sections 7.02 (x) and 7.02 (y) of the Convertible Loan Agreement shall not exceed, in Fiscal Year 1999, US$1.25 million, and US$1.25 million escalated at 2% annually thereafter. Of this total allowable amount, a maximum of 30% may be apportioned to the Administration Overhead Charges, and a maximum of 70% may be apportioned to the Direct Overhead Charges, subject to documentation and justification for any payments, as required under the Convertible Loan Agreement.

         Following the initial Disbursement, any subsequent Disbursements under the Convertible Loan Agreement will only be made by IFC if, in addition and without prejudice to all of the conditions of disbursement specified in the Convertible Loan Agreement (including Section 6.02 (e)) having been met, all of the following conditions, each of which which shall be necessary but none of which, either by itself or all together, shall be sufficient, have also been met: (a) Well N97 has been completed and is producing to IFC's satisfaction, (b) the total production of the Ninotsminda Field has averaged at least 2,500 barrels of oil per day for at least 30 days immediately prior to the date of any subsequent disbursement, (c) IFC is satisfied that the Ninotsminda field has adequate supplies of electrical power to carry out its operations as provided for in the Field Development Plan without material delays or interruptions, and
(d) IFC has approved NOC's arrangements for the sale of crude oil and natural gas.

         Except as expressly waived hereby, the Convertible Loan Agreement, each other Transaction Documents, and each of their respective terms and conditions shall remain in full force and effect. By countersigning this Letter, you are agreeing to all of the terms of this Letter, and the terms and conditions imposed by this Letter in connection with the initial Disbursement and any subsequent Disbursements. In particular, and without limitation, you are agreeing that IFC's waiver of Section 6.02 (e) of the Convertible Loan Agreement applies solely to the initial Disbursement and that achievement of the target performance and production levels set forth in the preceding paragraph shall not, in and
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of itself, serve to remedy the material adverse change waived hereby in connection with the initial Disbursement only. Nothing contained in this Letter shall impose or be deemed or construed as imposing any obligation or liability on the part of IFC, and IFC hereby expressly disclaims any such obligation or liability, toward the Company, CanArgo, or any of their Affiliates, or toward JKX Oil & Gas plc., JKX Nederlands, B.V., or any other shareholder of the Company, or toward any shareholder, director, officer, employee, agent, or stakeholder of whatever nature of any of the foregoing entities to grant any waivers (of any kind and with respect to any of the terms and conditions of any Transaction Document) in connection with any other Disbursement or otherwise in the course of administration of the Convertible Loan, the Convertible Loan Agreement and the Transaction Documents.

         This Letter shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America.

         This Letter, and the waiver granted hereby, shall be of no force and effect unless and until countersigned by the Company and CanArgo where indicated below and an original countersigned copy delivered to our attention.


         International Finance Corporation

         By:     /s/ Philippe Lietard
                 -------------------------------------
         Title:  Director
                 Oil, Gas and Mining Department


         Agreed and Accepted as of the date first above


         Ninotsminda Oil Company

         By:     /s/ David Robson
                 -------------------------------------
         Title:  Chief Executive


         CanArgo Energy Corporation

         By:     /s/ David Robson
                 -------------------------------------
         Title:  Chief Executive


Copy:

Mr. Michael Binnion
Finance Director
Ninotsminda Oil Company
Suite 1580, 727 - 7th Avenue S.W.
Calgary, Alberta,
Canada T2P 0Z5.